Exhibit 10.10

SECURITY CAPITAL ASSURANCE LTD
STOCK OPTION AGREEMENT

     AGREEMENT, made and entered into this ____ day of ___________, 2006 by and between Security Capital Assurance Ltd (the “Company”), a Bermuda corporation, and _____________ (the “Option Holder”).

     WHEREAS, the Option Holder has been designated to participate in the Security Capital Assurance Ltd 2006 Long Term Incentive and Share Award Plan (the “Plan”);

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Option Holder agree as follows:

          (a) Grant. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Company hereby grants to the Option Holder the right and option (the “Option”) to purchase ___________ Shares. The Option is granted as of _______________, 2006 (the “Date of Grant”), and such grant is subject to the terms and conditions herein and the terms and conditions of the Plan. Such Option is not intended to be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). In the event there is any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. Capitalized terms used herein but not defined shall have the meanings given to them in the Plan.

          (b) Exercise Price. The exercise price of the Shares subject to the Option shall be equal to $_____ per Share.

          (c) Term of Option. The Option may be exercised only during the period commencing on the date it vests and becomes exercisable under paragraph (d) below and continuing until the close of business on the tenth anniversary of the Date of Grant (the “Option Period”). The Option Holder’s exercise rights during the Option Period shall be subject to limitations as hereinafter provided and shall be subject to sooner termination in the event of Termination of Service as provided in paragraph (e) below. At the end of the Option Period or, if earlier, the termination of the period of exercisability as provided in paragraph (e), below, the Option shall terminate.

          (d) Exercisability. The Option shall vest and become exercisable in four equal annual installments, beginning on the first anniversary of the Date of Grant and continuing on each of the following three anniversaries of the Date of Grant; provided, however, that the Option shall be immediately vested and exercisable in full (i) upon a Change in Control, (ii) upon the Option Holder’s Termination of Service due to his or her death, Disability or Retirement, or (iii) upon Termination of Service of the Option Holder by the Company by reason of the Option Holder’s Redundancy. “Redundancy” shall mean termination of employment by the Company due to its need to reduce the size of its workforce, including due to closure of a business or a particular workplace or change in business process. Whether a termination of employment is due to “Redundancy” shall be determined in good faith by the Committee in its sole and absolute discretion, such determination being final and binding on all parties hereto and all persons claiming through, in the name of or on behalf of such parties. For purposes of this Agreement, (i) “Retirement” shall mean the termination of employment by the Option Holder after the sum of his or her age and full years of continuous service with the Company equals or exceeds 65, and (ii) a Termination of Service shall be due to “Disability” of the Option Holder if, upon such Termination of Service, the Option Holder qualifies for long-term disability benefits under the Company’s Long-Term Disability Plan. The portion of the Option, if any, that is not exercisable immediately following the Option Holder ’s Termination of Service shall be immediately forfeited.

          (e) Termination. The Option shall terminate upon the first of the following events to occur:

          (i) the tenth anniversary of the Date of Grant;

          (ii) the third anniversary of the death or Disability of the Option Holder;

          (iii) unless otherwise provided in an Employment Agreement between the Option Holder and the Company, the third anniversary of Termination of Service of the Option Holder by the Company not for Cause (including termination of the Option Holder’s employment by the Company by reason of the Option Holder’s Redundancy) within two years following a Change in Control (the “Post-Change Period”);

          (iv) ninety days following Termination of Service of the Option Holder by the Company not for Cause (including termination of the Option Holder’s employment by the Company by reason of the Option Holder’s Redundancy) outside a Post-Change Period;

          (v) the date of Termination of Service of the Option Holder if such termination is by the Company for Cause; or

          (vi) thirty days after the Termination of Service of the Option Holder if other than due to the Option Holder’s Retirement and other than as set forth in (ii), (iii), (iv) or (v) of this paragraph (e). For the avoidance of doubt, if an Option Holder’s employment terminates due to his or her Retirement, the Option shall remain exercisable until the tenth anniversary of the Date of Grant.

For purposes of this Agreement, "Cause" shall mean:

          (i) conviction of the Option Holder of a felony involving moral turpitude or dishonesty;

          (ii) the Option Holder, in carrying out his or her duties for the Company, has been guilty of (1) gross neglect or (2) willful misconduct; provided, however, that any act or failure to act by the Option Holder shall not constitute Cause for this purpose if such act or failure to act was committed, or omitted, by the Option Holder in good faith and in a manner reasonably believed to be in the overall best interests of the Company. The determination of whether the Option Holder acted in good faith and that he or she reasonably believed his or her action to be in the Company's overall best interest will be in the reasonable judgment of the Committee; or

          (iii) the Option Holder’s continued willful refusal to obey any appropriate policy or requirement duly adopted by the Company and the continuance of such refusal after receipt of notice.

          (f) Death After Service. In the event the Option Holder dies after his or her Termination of Service at a time when all or a portion of the Option remains exercisable, the estate or other legal representative of the Option Holder shall be entitled to exercise the portion of the Option that remains exercisable during the period the Option Holder would have been eligible to exercise the Option had the Option Holder not died.

          (g) Exercise of Option. In order to exercise the Option, the Option Holder shall submit to the Company an instrument in writing specifying the number of Shares in respect of which the Option is being exercised, accompanied by payment, in a manner acceptable to the Committee, of the Option Price of the Shares in respect of which the Option is being exercised. Shares shall then be issued by the Company; provided, however, that the Company shall not be obligated to issue any Shares hereunder if the issuance of such Shares would violate the provisions of any applicable law.

          (h) No Rights of Shareholder; No Rights of Continued Employment. The Option Holder shall not, by virtue of the Option, be entitled to any rights of a shareholder of the Company until Shares are issued to the Option Holder. The grant of the Option shall not confer on the Option Holder any right with respect to continuance of the Option Holder's service with the Company nor shall such grant interfere in any way with the right of the Company to terminate the Option Holder’s service at any time.

          (i) Nonassignability. The Option may be assigned or otherwise transferred only in the following circumstances: (i) by will or the laws of descent and distribution; (ii) by valid beneficiary designation taking effect at death made in accordance with procedures established by the Committee; or (iii) by the Option Holder to members of the Option Holder's "immediate family," to a trust established for the exclusive benefit of solely one or more members of the Option Holder's "immediate family" and/or the Option Holder, or to a partnership, limited liability company or other entity under which the only partners, members or equity holders are one or more members of the Option Holder's "immediate family" and/or the Option Holder. Any Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, "immediate family" means the Option Holder's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), nieces, nephews, in-laws, and relationships arising because of legal adoption.

          (j) Restrictions on Transfer of Shares. Neither the Shares nor any interest in them may be sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, in whole or in part, except in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws or other applicable laws or regulations and the terms and conditions hereof.

          (k) Withholding. The Option Holder acknowledges that when the Option Holder is required to recognize income for any tax purposes as the result of the exercise of the Option, such income may be subject to the withholding of tax by the Company. The Option Holder agrees that the Company may either withhold an appropriate amount from any compensation or any other payment of any kind then payable or which may become payable to the Option Holder, or the Company may require the Option Holder to make a cash payment to the Company equal to the amount of withholding required in the opinion of the Company. In the event the Option Holder does not make such payment when requested, the Company may refuse to issue or cause to be delivered any Shares under this Agreement until such payment has been made or arrangements for such payment satisfactory to the Company have been made. In addition, such withholding tax obligations may be satisfied by withholding Shares upon exercise of the Option; provided that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable law.

          (l) References. References herein to rights and obligations of the Option Holder shall apply where appropriate, to the Option Holder’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

          (m) Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process given notice of:

If to the Company:

Security Capital Assurance Ltd
One Bermudiana Road
Hamilton HM11, Bermuda

Attention: Chief Financial Officer

If to the Option Holder:

At the Option Holder's most recent
address shown on the Company's
corporate records, or at any other
address which the Option Holder may
specify in a notice to the Company
delivered in the manner set forth herein.

          (n) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

          (o) Acknowledgement. The Option Holder, by execution of this Agreement, acknowledges receipt of the Option granted on the date shown above, as well as a copy of the Plan and the Plan Prospectus.

          (p) Protective Covenants. The Option Holder agrees, during employment and after his or her Termination of Service for any reason, (1) not to disclose any trade or secret data or any other confidential information acquired during employment by the Company or a Subsidiary or Affiliate of the Company, (2) to abide by all the terms and conditions of the Plan and this Agreement, and (3) for the period ending one year after such Termination of Service, not to interfere with the employment of any other employee of the Company or a Subsidiary or Affiliate of the Company.

          (q) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original constituting but one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SECURITY CAPITAL ASSURANCE LTD

By:

Name:
Title:

By:

Option Holder